UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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MICREL, INCORPORATED
(Name of Registrant as Specified in Its Charter)

Obrem Capital Management, LLC
Obrem Capital (GP), LLC
Obrem Capital Offshore Master, L.P.
Obrem Capital (QP), L.P.
Andrew V. Rechtschaffen
Eric W. Gomberg
Keith R. Gollust
Keith M. Kolerus
Bill R. Bradford
Benjamin J. Goren

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FOR IMMEDIATE RELEASE

RISKMETRICS RECOMMENDS MICREL SHAREHOLDERS VOTE
THE GOLD PROXY CARD IN FAVOR OF OBREM NOMINEES KOLERUS AND GOMBERG

--RiskMetrics Recommends Clients Not Vote on Management’s Proxy Card —

--Recognizes Need for “Management Oversight”—

-- Cites Obrem’s Detailed Operational Plan and Obrem Nominees’ Extensive Expertise

New York, May 13, 2008—Obrem Capital Management, LLC today announced that RiskMetrics – the nation's leading independent proxy voting advisory firm – has recommended that shareholders not vote on the proxy card solicited by the management of Micrel, Incorporated, (NASDAQ:MCRL), but instead vote on the GOLD proxy card FOR two of Obrem’s director nominees, Keith Kolerus and Eric Gomberg, and FOR the proposal asking shareholders to increase the size of the Board at the Company’s upcoming Special Meeting of the Shareholders on May 20th.

In its report, RiskMetrics concluded that:

•	“In this case, the dissidents have not only outlined a fairly detailed operating plan for the company, but also have nominees with relevant industry experience.”

•	“We believe that inclusion of outside directors with relevant industry and financial market expertise would help provide greater management oversight.”

•
“Mr. Kolerus has extensive operational experience in the semiconductor industry…We believe that Mr. Keith Kolerus’ operational background at National Semiconductor would allow him to focus on the operational issues.”

•
“Mr. Eric Gomberg’s financial market experience, particularly as the Managing Director and Senior Semiconductor Analyst at Thomas Weisel Partners, should enable him to assist the company with strategic review and market communication. Additionally, Mr. Gomberg’s presence would ensure representation of a significant non-executive shareholder on the board.”

•	“[Micrel’s] operating profit margin (both before and after depreciation/amortization) has consistently lagged the peer group average.”

•	“Micrel’s 1-year, 3-year and 5-year TSRs [Total Shareholder Returns] for the periods ended April 30, 2008, have been below the peer group average.”

Obrem Capital stated, “We are delighted with this strong validation of our position. RiskMetrics has recognized the need for change at Micrel, and has recommended that shareholders hold Micrel management accountable by not voting management’s card and expanding the Board to six members.

“Further, RiskMetrics recognizes the expertise and experience that two of Obrem’s nominees would bring to the Board, and in so doing, flatly refutes Micrel’s claims to the contrary. We are also pleased that RiskMetrics, having thoroughly studied our presentation, believes that Obrem has a detailed operating plan that can improve Micrel – again in stark contrast to Micrel’s assertions,” continued Obrem.

Obrem concluded, “It is abundantly clear, and RiskMetrics agrees, that there is a need for better oversight of current management, and has identified Keith Kolerus and Eric Gomberg as the right nominees to hold management accountable in delivering greater value to shareholders. We urge all shareholders to vote the GOLD proxy card.”

Shareholders who have any questions about voting, or want more information, should contact Obrem’s proxy solicitors, Innisfree M&A Incorporated, toll free at 1.888.750.5834. Shareholders may also view Obrem’s definitive proxy statement, which was filed with the Securities and Exchange Commission on April 25, 2008.

Contacts:

Media	Investors
Jeremy Fielding/Lin Wu	Arthur Crozier
Kekst and Company	Innisfree M&A Incorporated
(212) 521-4800	(212) 750-5833

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